Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT MARKED WITH [***] HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT, AS AMENDED.

SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT (this “Agreement”), dated as of December 21, 2007 (the “Effective Date”), is made by and between CELL THERAPEUTICS, INC., a Washington corporation (“CTI”), and BIOGEN IDEC INC., a Delaware corporation (“BIIB”).

WHEREAS, BIIB and Genentech, Inc., a Delaware corporation (“Genentech”), are parties to that certain Amended and Restated Non-Exclusive License Agreement dated as of December 20, 2007, a complete copy of which is attached hereto as Exhibit A (the “License Agreement”), pursuant to which Genentech grants, and BIIB accepts, certain licenses to the Licensed Patents (as defined in the License Agreement);

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of August 15, 2007, by and between CTI and BIIB (the “Asset Purchase Agreement”), CTI has purchased certain assets (the “Acquisition”) from BIIB relating to Zevalin Product (as defined in the License Agreement); and

WHEREAS, in connection with the Acquisition, BIIB desires to grant, and CTI desires to accept, certain sublicenses to the Licensed Patents, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, CTI and BIIB agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Acquisition” has the meaning set forth in the recitals.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person. A Person will be deemed to “Control” another Person if such first Person has the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Asset Purchase Agreement” has the meaning set forth in the recitals.

“BIIB” has the meaning set forth in the introductory paragraph.

“BIIB Activities” means BIIB’s development, making, having made, using, offering to sell, selling, having sold or importing of Zevalin Product, other than where such Zevalin Product is manufactured for use by, or sold to, end-users in the United States, directly or indirectly, by or on behalf of CTI, its assigns or successors, or any of its or their affiliates, licensees or promotion or marketing partners.

“Closing Date” has the meaning set forth in the Asset Purchase Agreement.

“CTI” has the meaning set forth in the introductory paragraph.

“Effective Date” means the meaning set forth in the introductory paragraph.

“Genentech” has the meaning set forth in the recitals.

“Governmental Entity” means any court, administrative agency or commission or other governmental or regulatory authority or instrumentality of applicable jurisdiction, whether domestic or foreign.

“Governmental Rule” means any applicable law, judgment, order, award, decree, statute, ordinance, rule or regulation issued or promulgated by any Governmental Entity.

“License Agreement” has the meaning set forth in the recitals.

“Licensed Patents” has the meaning set forth in the License Agreement.

“Loss” has the meaning set forth in the Asset Purchase Agreement.

“Pass-Through Obligations” has the meaning set forth in Section 2.2.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

“Seller Indemnified Parties” has the meaning set forth in the Asset Purchase Agreement.

“Supply Agreement” has the meaning set forth in the Asset Purchase Agreement.

“Term” has the meaning set forth in Section 4.1.

“Third Party Contractor” has the meaning set forth in Section 2.5(a).

“Transaction Documents” has the meaning set forth in the Asset Purchase Agreement.

“United States” means the United States of America, together with all of its territories and possessions, and the Commonwealth of Puerto Rico.

“Zevalin Product” has the meaning set forth in the License Agreement.

Section 1.2 Interpretation.

(a) When used in this Agreement, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(b) Any terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

(c) All references to any introductory paragraph, recitals, Articles, Sections, Exhibits and Schedules shall be deemed references to the introductory paragraph, recitals, Articles, Sections, Exhibits and Schedules to this Agreement unless otherwise specifically set forth herein.

(d) This Agreement shall be deemed drafted by each of CTI and BIIB and shall not be specifically construed against any party based on any claim that such party or its counsel drafted this Agreement.

ARTICLE II

SUBLICENSE

Section 2.1 Sublicense. Subject to the terms and conditions of this Agreement and the License Agreement, BIIB hereby grants to CTI, and CTI hereby accepts, an exclusive (even as to BIIB) sublicense of BIIB’s rights under the Licensed Patents pursuant to the License Agreement to make, use and sell Zevalin Product in the United States during the Term, but solely for ultimate use of such Product by end-users in the United States. For the avoidance of doubt, no rights are granted pursuant to this Agreement (and CTI shall have no rights) with respect to the Licensed Patents (i) for any purpose other than to make, use and sell Zevalin Product in the United States during the Term for ultimate use of such Product by end-users in the United States or (ii) for any purpose in any territory outside of the United States even if such purpose results in ultimate use of such Product by end-users in the United States. The foregoing restrictions pertaining to use by end-users (in the preceding sentence) shall not be construed to prevent the sale of Zevalin Product to Persons in a distribution chain resulting in eventual use by end-users in the United States. Notwithstanding any provision herein to the contrary, CTI is bound to at least the same limitations and restrictions as the limitations and restrictions of the License Agreement on BIIB, including the provisions of Section 7.06 of the License Agreement and the grant to BIIB of audit rights similar to Genentech’s audit rights under Section 4.01 of the License Agreement, as to which CTI consents for Genentech to enforce such audit rights to the full force and effect of BIIB’s rights.

Section 2.2 “Pass-Through” of Obligations. CTI agrees to abide by all of the terms, conditions and provisions of the License Agreement applicable to BIIB’s sublicensee(s), it being understood that the sublicense granted pursuant to Section 2.1 is subject thereto. In addition and without limiting the foregoing, CTI hereby assumes the following obligations of BIIB under the License Agreement from and after the Effective Date (the “Pass-Through Obligations”), it also being understood that the sublicense granted pursuant to Section 2.1 is subject thereto:

(a) Minimum Royalties. The obligation to pay to Genentech, as and no later than when required by the License Agreement, the minimum annual royalty pursuant to Section 3.02 (and the correlative provisions and definitions) of the License Agreement to the extent applicable to Zevalin Product; provided, however, that if Genentech does not accept the direct performance of this obligation by CTI, or if BIIB otherwise directs CTI in BIIB’s discretion, CTI shall pay the applicable amount under this Section 2.2(a) to BIIB on or before January 15 of each year.

(b) Net Sale Royalties. The obligation to pay to Genentech, as and no later than when required by the License Agreement, a royalty calculated pursuant to Sections 3.03, 3.04 and 3.05 (and the correlative provisions and definitions) of the License Agreement with respect to Zevalin Product in the United States, with the parties hereto stipulating that such royalty shall be calculated as no less than the royalty BIIB would owe if (i) BIIB were the selling party and (ii) such royalty was being assessed on sales of Finished Product (as defined in the License Agreement) to end users (and not, for example and without limitation, on the transfer cost between the parties hereto as contemplated by the Supply Agreement); provided, however, that (i) if Genentech does not accept the direct performance of this obligation by CTI, or if BIIB otherwise directs CTI in BIIB’s discretion, CTI shall pay to BIIB, on or before the fifth (5th) business day of each month, the royalty pursuant to this Section 2.2(b) with respect to Zevalin Product activity in the United States in the immediately preceding month and (ii) CTI shall not be entitled to any credit against its royalty obligations for any amount paid or payable to BIIB (whether under any Transaction Document or otherwise).

(c) Royalty Reports. The obligation to deliver to Genentech (with a copy to BIIB), as and no later than when required by the License Agreement, a royalty report meeting the requirements of Section 4.02 (and the correlative provisions and definitions) of the License Agreement with respect to Zevalin Product in the United States; provided, however, that if Genentech does not accept the direct performance of this obligation by CTI, or if BIIB otherwise directs CTI in BIIB’s discretion, CTI shall deliver to BIIB, on or before the first (1st) business day of each month, a royalty report meeting the requirements of Section 4.02 (and the correlative provisions and definitions) of the License Agreement with respect to Zevalin Product activity in the United States in the immediately preceding month.

(d) Records and Audit. The obligation to maintain records with respect to Zevalin Product in the United States, and permit examination of such records by BIIB and Genentech (if requested by BIIB or Genentech) and their respective appointed accountants, consistent with the requirements of Section 4.01 (and the correlative provisions and definitions) of the License Agreement; provided, however, that, in addition, CTI shall (i) pay (to Genentech or BIIB, as applicable) any deficiency discovered with respect to any payments immediately; (ii) pay interest on any such deficiency at the prime rate; (iii) reimburse BIIB for its costs and expenses of conducting one (1) audit during each twelve (12) month period; and (iv) reimburse BIIB and Genentech for the costs and expenses of conducting any audit, at any time, if such audit reveals that any payment was underpaid for any period by at least five percent (5%).

(e) Indemnification. The obligation, as and no later than when required by the License Agreement, to defend, indemnify and hold Genentech harmless pursuant to Section 5.01 (and the correlative provisions and definitions) of the License Agreement against any and all liability, damage, loss, cost or expense resulting from any claim, suit or other action arising out of or based on the manufacture, use or sale of Zevalin Product in the United States (except with respect to the BIIB Activities); provided, however, that if Genentech does not accept the direct performance of this obligation by CTI, or if BIIB otherwise directs CTI in BIIB’s discretion, CTI shall reimburse BIIB, immediately upon receipt of any invoice or request of BIIB, with respect to any performance by BIIB to so defend, indemnify or hold Genentech harmless.

(f) Other Obligations. Any other obligations under the License Agreement, as and no later than when required by the License Agreement, to the extent that any such obligations relate to the development, manufacture, use or sale of Zevalin Product in the United States (except with respect to BIIB Activities); provided, however, that if Genentech does not accept the direct performance of any such obligations by CTI, or if BIIB otherwise directs CTI in BIIB’s discretion, CTI shall make or tender any payments, deliveries or performance at issue to BIIB at least five (5) business days prior to the time such payments, deliveries or performance would otherwise be required under the License Agreement.

Section 2.3 Directed Performance; Payments; Status Reports; No Obligation. Notwithstanding any provision herein to the contrary: (a) at BIIB’s election (in its sole discretion), BIIB may direct CTI to (and CTI shall thereupon) make, tender or perform any or all of the Pass-Through Obligations directly to or for Genentech or BIIB; (b) payments to BIIB or Genentech, as applicable, shall be made by wire transfer to such bank accounts as BIIB (or, as applicable, Genentech) may from time to time designate in writing, without set-off and free and clear of and without any deduction or withholding for or on account of any taxes, duties, levies, imposts, fees or charges; (c) upon BIIB’s request, CTI shall immediately inform BIIB as to the status and nature of CTI’s performance of the Pass-Through Obligations; and (d) BIIB shall have no obligation to CTI (whether under any of the Transaction Documents or otherwise) to maintain the License Agreement or abstain from any amendments or modifications of, or waivers under, the License Agreement.

Section 2.4 Reimbursement; Expectation; Performance. CTI shall reimburse BIIB, immediately upon receipt of any invoice or request of BIIB, for any and all obligations, liabilities, damages, losses, costs or expenses incurred by BIIB with respect to, in connection with, or arising from, the License Agreement relative to the development, manufacture, use or sale of Zevalin Product in the United States (except with respect to the BIIB Activities). For the avoidance of doubt, the expectation and intent of the parties hereto is that, pursuant to this Article II, CTI shall pay all royalties, provide all royalty reports and otherwise perform all obligations of the licensed party under the License Agreement with respect to any Zevalin Product ultimately sold to, or used by, end-users in the United States on or after the Closing Date. CTI shall fully and timely perform any and all of the Pass-Through Obligations, and BIIB shall have no obligation whatsoever to perform any of the Pass-Through Obligations on CTI’s behalf. Without limiting the foregoing, CTI shall immediately reimburse BIIB for any and all Losses incurred or arising out of BIIB’s performance of any of the Pass-Through Obligations.

Section 2.5 No Sublicenses.

(a) Affiliates and Third Party Contractors. The sublicense granted pursuant to Section 2.1 shall not be further sublicenseable or sublicensed; provided, however, that CTI may sublicense its Affiliates (defined, for this purpose, as set forth in the License Agreement), which shall be subject to this Agreement as applied to CTI and for which CTI shall remain jointly and severally responsible for all obligations, and contract with any Person to have such Person perform activities to facilitate the development and commercialization of Zevalin Product on behalf of CTI, including to manufacture, finish, fill and/or ship Zevalin Product for CTI (each a “Third Party Contractor”), so long as CTI notifies Genentech and BIIB no later than each anniversary of the Effective Date of each such Third Party Contractor for which CTI has entered into a contract during the previous 12-month period (including in such notice the name and address of, and the activities performed by, such Third Party Contractor). Such Third Party Contractor shall only have the right to perform such activities on behalf of CTI, shall have no right under the sublicense granted hereunder to use Zevalin Product in any other way, and shall have no right to sell, offer for sale, import or export Zevalin Product, except on behalf of CTI.

(b) BIIB as a Third Party Contractor. Without limiting BIIB’s rights under the License Agreement, CTI acknowledges and agrees that, for purposes of this Agreement, BIIB will be performing its obligations under the Supply Agreement as a Third Party Contractor and BIIB shall have no liability to Genentech in connection therewith (including with respect to any obligation to pay any royalties or provide any royalty reports with respect to any Zevalin Product ultimately sold to, or used by, end-users in the United States on or after the Closing Date).

Section 2.6 CTI Challenge to Licensed Patents Obligations.

(a) CTI acknowledges and agrees that it is entering into this Agreement in lieu of enforcing its statutory rights, defenses and remedies under relevant laws, including under 35 USC 271 and 285 (collectively, the “Statutory Patent Rights”). By entering into this Agreement, CTI waives (on its own behalf and on behalf of any of its Affiliates) any and all Statutory Patent Rights in favor of proceeding under the terms of this Agreement. CTI further acknowledges that each and every term in this Agreement, including but not limited to the fees, milestones and royalties set forth herein, reflects the value of avoiding the risk of loss associated with litigating the Statutory Patent Rights and the risk of being subject to certain statutory rights, defenses and/or remedies.

(b) CTI acknowledges and agrees that, notwithstanding any provision herein to the contrary: (i) this Agreement shall be, and is deemed, terminated automatically and without any action or notice by BIIB (unless BIIB, in its sole discretion, elects to reinstate this Agreement with retroactive effect) in the event CTI or any of its Affiliates forms an intent to challenge (or challenges or threatens to challenge), directly or indirectly, the validity, scope, patentability or enforceability of any claim within the Licensed Patents in a court or patent office or other governmental agency; (ii) in the event of any such termination, any royalties or other payments owed by CTI prior to such termination shall be non-refundable; (iii) in the event CTI or any of its Affiliates files an action seeking a declaration of patent invalidity and/or unenforceability with respect to any of the Licensed Patents, CTI shall bear all of the fees, costs and expenses of Genentech and BIIB associated with litigating such action, including the fees, costs and expenses associated with any appeals; and (iv) in the event CTI or any of its Affiliates files, directly or indirectly, to challenge the validity, scope, patentability or enforceability of any claim within the Licensed Patents in a court or patent office or other governmental agency, then on the date of such filing and thereafter: (A) CTI shall pay, during the Term, a modified royalty rate under Section 2.2(b) above calculated by multiplying the applicable royalty rate by the value [***]; and (B) CTI shall reimburse BIIB, immediately upon receipt of any invoice or request of BIIB, for the amount of any additional royalties payable by BIIB (determined by BIIB in its sole discretion) pursuant to the License Agreement (including for products other than Zevalin Product) as the result of such challenge by CTI or any of its Affiliates; with CTI hereby acknowledging that such modified royalties reflect additional consideration to Genentech for the decision by CTI or any of its Affiliates to exercise any Statutory Patent Rights notwithstanding this Agreement.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 BIIB. BIIB represents and warrants to CTI, as of the Effective Date, as follows:

(a) BIIB has the power and authority to execute, deliver and perform this Agreement, and this Agreement is a valid and binding obligation of BIIB, enforceable in accordance with its terms; and

(b) BIIB has the right to grant the sublicenses to the Licensed Patents that are the subject of this Agreement.

Section 3.2 No Implied Warranties. EXCEPT AS EXPRESSLY SET FORTH ABOVE IN SECTION 3.1 AND IN ARTICLE V OF THE ASSET PURCHASE AGREEMENT, BIIB MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, VALIDITY, ENFORCEABILITY OR NON-INFRINGEMENT REGARDING OR WITH RESPECT TO THE LICENSED PATENTS.

ARTICLE IV

TERM AND TERMINATION

Section 4.1 Term. This Agreement shall commence on the Effective Date and shall continue until the expiration or termination of the License Agreement, unless earlier terminated in accordance with Sections 2.6(b) or 4.2 (the “Term”).

Section 4.2 Termination.

(a) The parties shall each have the right to terminate this Agreement with immediate effect upon written notice to other party upon the occurrence of any of the following:

(i) the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or becomes subject to involuntary proceedings under any bankruptcy or insolvency law; or

(ii) the other party fails to cure any material noncompliance with any of the terms and conditions hereof within the time period specified in any written notice (which shall be at least [***] days) delivered to such non-compliant or breaching party.

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(b) BIIB shall have the additional right to terminate this Agreement with immediate effect: (i) upon written notice to CTI if CTI fails to cure any material noncompliance with any of the terms and conditions of any of the Transaction Documents within the time period specified in any written notice (which shall be at least [***] days) delivered to CTI; provided, however, that the foregoing shall not apply to any such non-compliance relating solely to a good faith payment dispute so long as such dispute remains unsettled and any amounts not in dispute have been timely paid; and (ii) upon written notice to CTI if BIIB has received written notice from Genentech that, based upon any action or omission of CTI or for which CTI is directly or indirectly responsible as contemplated hereby, Genentech intends to terminate the License Agreement for breach and CTI has not cured such breach within [***] days of BIIB’s written notice.

Section 4.3 Effect of Termination. If this Agreement expires pursuant to Section 4.1 or is terminated pursuant to Sections 2.6(b) or 4.2, any such expiration or termination shall not operate to discharge any liability (i) that had been incurred by any party prior thereto or (ii) of CTI with respect to a Pass-Through Obligation that would survive any termination or expiration of the License Agreement. In addition, if this Agreement is terminated pursuant to Sections 2.6(b) or 4.2, CTI agrees that: (a) BIIB may immediately cease its performance of any or all of its obligation under the Transaction Documents (including the Supply Agreement); and (b) CTI shall, upon the request of BIIB, immediately cease those activities with respect to Zevalin Product as indicated by BIIB (including, as applicable, any development, manufacture, sale or other commercialization of Zevalin Product, whether or not contemplated by this Agreement or any of the other Transaction Documents) without affecting the obligations of CTI under any of the Transaction Documents.

Section 4.4 Survival. Sections 2.2(d), 2.2(e), 2.2(f), 2.3, 2.4, 2.5(b), 2.6, 3.2 and 4.3 and Articles V and VI shall survive any expiration or termination of this Agreement.

ARTICLE V

INDEMNIFICATION

The provisions of Article XII (Indemnification) of the Asset Purchase Agreement are incorporated herein, mutatis mutandis, by reference and shall be effective as if fully set forth herein; provided, however, that CTI shall also indemnity the Seller Indemnified Parties against, and agrees to hold them harmless from, any Loss owed to or asserted by (or arising from or in connection with an assertion of) Genentech to the extent arising from or in connection with any action or omission of CTI or for which CTI is directly or indirectly responsible as contemplated hereby. In furtherance of the foregoing, consistent with Section 12.2 of the Asset Purchase Agreement, each of CTI and BIIB acknowledges and agrees that the other party shall be entitled to seek temporary or permanent injunctive relief or specific performance in order to enforce its rights under this Agreement.

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ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Notices. All notices, requests and other communications hereunder shall be in writing and shall be sent, delivered or mailed, addressed as follows:

(a) if to CTI:

Cell Therapeutics, Inc.

501 Elliott Avenue Suite 400

Seattle, WA 98119

Telephone: (206) 284-5774

Facsimile: (206) 284-6114

Attn: James A. Bianco, M.D.

with a copy to:

Heller Ehrman LLP

333 Bush Street

San Francisco, CA 94104

Telephone: (415) 772-6000

Facsimile: (415) 772-6268

Attn: Karen A. Dempsey

(b) if to BIIB:

Biogen Idec Inc.

14 Cambridge Place

Cambridge, MA 02142

Telephone: (617) 679-2000

Facsimile: (617) 679-2838

Attn: General Counsel

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

12255 El Camino Real, Suite 300

San Diego, CA 92130

Telephone: (858) 509-4000

Facsimile: (858) 509-4010

Attn: Mike Hird

Each such notice, request or other communication shall be given by: (i) hand delivery; (ii) by certified mail; or (iii) nationally recognized courier service. Each such notice, request or communication shall be effective when delivered at the address specified in this Section 6.1 (or in accordance with the latest unrevoked direction from the receiving party).

Section 6.2 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Governmental Rule or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered by each party to both of the other parties, it being understood that all parties need not sign the same counterpart.

Section 6.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the schedules and exhibits attached hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between or among the parties with respect to the subject matter hereof. Except as provided herein (including with respect to Genentech), this Agreement is not intended to confer upon any Person other than the parties any rights or remedies hereunder.

Section 6.6 Governing Law. This Agreement will be deemed to have been made in the State of California and its form, execution, validity, construction and effect will be determined in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

Section 6.7 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, fiduciary or joint venture relationship between the parties hereto.

Section 6.8 Further Acts and Instruments. Each of the parties hereto agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate to effect the purpose and intent of this Agreement.

Section 6.9 Waivers. The waiver by either party hereto of a default or a breach of any provision of this Agreement by the other party will not operate or be construed to operate as a waiver of any subsequent default or breach. The continued performance by either party hereto with knowledge of the existence of a default or breach will not operate or be construed to operate as a waiver of any default or breach. Any waiver by a party hereto of a particular provision or right shall be effective only: (i) if in a writing signed by each party; (ii) with respect to those particular matters expressly indicated in such writing; and (iii) for such particular period of time (if any) indicated in such writing.

Section 6.10 WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

Section 6.11 Assignment. No party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that, so long as any such assign agrees in writing to be bound by this Agreement, BIIB may assign any or all of its rights and obligations under this Agreement without the prior written consent of CTI. No assignment shall relieve any party of its responsibility for the performance of any obligation under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the Effective Date.

BIOGEN IDEC INC.

By:	/s/ Faheem Hasnain
Name:
Title:

CELL THERAPEUTICS, INC.

By:	/s/ James A. Bianco
Name:
Title:

EXHIBIT A

License Agreement

[attached]

AMENDED AND RESTATED

NON-EXCLUSIVE LICENSE AGREEMENT

This Amended and Restated Non-Exclusive License Agreement, dated December 20, 2007 (this “Amended Agreement”) is between Genentech, Inc., a Delaware corporation having a principal place of business at 1 DNA Way, South San Francisco, California 94080 (hereinafter “Genentech”) and Biogen Idec Inc., a Delaware corporation (fka “IDEC Pharmaceuticals Corporation”) having a place of business at 14 Cambridge Place, Cambridge, Massachusetts 02142 (hereinafter “Licensee”).

WHEREAS:

A.	Genentech is the owner of certain patents and patent applications (patent rights) relating to methods and compositions in the field of immunoglobulins.

B.	Genentech does not wish to have these patent rights hinder the development of immunoglobulin products and is willing to grant (and continue) licenses for the development of products for public use and benefit as specified in this Amended Agreement.

C.	Licensee desires to continue its license under the terms and conditions specified herein.

D.	Genentech and Licensee have entered into that license agreement dated December 7, 1993 (the “Original Agreement”), as amended April 24, 1995, and now wish to amend and restate the Original Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

Article I

DEFINITIONS

Unless otherwise specifically set forth herein, the following terms shall have the following meanings:

1.01. “Affiliate” of a party shall mean any entity that controls, is controlled by or is under common control with such party; and “control” for purposes of this definition shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation, “control” shall mean the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting stock together with a controlling membership on the board of directors of such corporation.

1.02. “Antigen” as used in this Amended Agreement shall mean a substance listed in Schedule A attached hereto and made a part of this Amended Agreement. Schedule A may be amended from time to time by mutual agreement of the Parties in writing, at which time the financial terms pertaining to the newly added Antigen(s) may also be modified.

1.03. “Bulk Product” shall mean Licensed Product supplied in a form other than Finished Product, which can be converted into Finished Product.

1.04. “Collaboration Agreement” shall mean that Amended and Restated Collaboration Agreement effective June 19, 2003 between the Parties under which they collaborate in the development and commercialization of one or more products based upon the interaction of such products with CD20.

1.05. “Collaboration Licensed Products” shall mean Franchise Products (including C2B8) as set forth in definition 32 of the Master Definitions Agreement.

1.06. “Cost of Product” shall mean the cost of acquisition, if purchased, or the cost of manufacture, the latter being the sum of direct production costs and manufacturing overhead costs determined in accordance with generally accepted accounting principles.

1.07. “Designee” shall mean a person or entity designated by a Party to exercise the rights of and perform obligations hereunder in place of and to the exclusion of that Party in the Territory or a portion thereof. With respect to Zevalin Product only, Designee shall mean a recipient of a sublicense from Licensee to (and an assignee with respect to obligations in respect of) only a portion of Licensee’s rights and obligations in the Territory.

1.08. “Effective Date” shall mean to each Antigen, or Licensed Product based thereon, the later of the date of the Original Agreement (i.e., December 7, 1993) or the date on which such Antigen was added to Schedule A (to the Original Agreement or to this Amended Agreement) by amendment.

1.09. “Field” shall mean the manufacture, use or sale of Licensed Product for the prevention or therapy of human diseases.

1.10. “Finished Product” shall mean any and all Licensed Products in form for use by an end user and not intended for further chemical or genetic manipulation or transformation.

1.11. “Licensed Patents” shall mean:

(a) U.S. Patent No. [***] and the claims relating to [***] found in patents or patent applications arising from divisionals, continuations or continuations-in-part of any application from which U.S. Patent No. [***]claims priority (excluding U.S.S.N.

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

[***] and foreign counterparts thereof) as well as the foreign counterparts of the foregoing and any and all reissues, reexaminations or extensions of the foregoing (“[***] Patents”); and

(b) any patent issuing based on U.S.S.N. [***] (a continuation of the application maturing into U.S. Patent No.[***]) relating to the [***], as well as the divisionals, continuations or continuations-in-part of such U.S.S.N. [***] the issued foreign counterparts of such U.S.S.N. [***] and any and all reissues, reexaminations or extensions of the foregoing (“Coexpression Patents”). Attached hereto as Schedule B is a list of patents and patent applications that Genentech in good faith believes represents Licensed Patents as of the end of November 1993. However, no warranty is given as to the completeness or accuracy of Schedule B or any update thereof that might subsequently be provided to licensee.

1.12. “Licensed Product(s)” shall mean substances capable of binding to an Antigen listed in Schedule A hereto, the manufacture, use or sale of which substances would, if not licensed under this Amended Agreement, infringe one or more claims of either or both of [***] Patents or Coexpression Patents, which have neither expired nor been held invalid by a court or other body of competent jurisdiction from which no appeal has been or may be taken.

1.13. “Master Definitions Agreement” shall mean the composite list of defined terms applicable to the Collaboration Agreement.

1.14. “Net Sales” shall mean the [***] invoice or contract price to third party customers for Finished Products. Finished Products used or consumed by Licensee, Licensee’s Affiliates, Designees or Designee Affiliates as part of the delivery of services to customers shall be considered Net Sales at the [***] invoice or contract price of like Finished Products which are sold to customers. If Licensed Product is sold in combination with one or more active ingredients, Net Sales shall be calculated by multiplying Net Sales of the combination product by the fraction A/(A+B) where A is the sales price of the Finished Product in the combination when sold separately and B is the total sales price of all other active ingredients in the combination when sold separately. If the Finished Product and the other active ingredients are not sold separately, the percentage of the total cost of the combination product attributed to Cost of Product shall be multiplied times the sales price of the combination product to arrive at Net Sales. For all Licensed Product used or consumed by others than Licensee, Licensee’s Affiliates, Designees or Designee Affiliates, Licensee shall be entitled to deduct [***]from the Net Sales in lieu of all other deductions such as taxes, shipping charges, allowances and the like prior to calculating royalties due.

Net Sales for Bulk Products shall be calculated by [***] the gross invoice or contract price of Bulk Products sold to non-affiliated customers.

The method of calculating Net Sales of materials in form other than Finished Product or Bulk Product that can be converted into Finished Product shall be established by the Parties prior to the first sale or transfer of any such material by Licensee, Licensee’s Affiliates, Designees or Designee Affiliates to a non-affiliated third party.

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

1.15. “Party” shall mean Genentech or Licensee and when used in the plural shall mean Genentech and Licensee.

1.16. “Territory” shall mean the entire world.

1.17. “Zevalin Product” shall mean the pharmaceutical product as of the date of this Amended Agreement that is marketed and sold as ZEVALIN® (Ibritumomab Tiuxetan), consisting of Indium-111 Ibritumomab Tiuxetan and Yttrium-90 Ibritumomab Tiuxetan.

Article II

GRANT

2.01. License. Subject to the fulfillment by Licensee of all the terms and conditions of this Amended Agreement, Genentech hereby grants to Licensee and Licensee hereby accepts a non-exclusive license, together with the right to sublicense its Affiliates and, only as provided in Section 2.02 and Section 2.06, its Designees under Licensed Patents for the term thereof to make, use and sell Licensed Products in the Field and the Territory. Genentech shall be free at its discretion to enter into agreements with additional licensees at any time and on terms solely of its choosing.

2.02. Right to Appoint Designee. Licensee shall have the right to sublicense all of its rights hereunder, pursuant to this Section 2.02, for all or part of the Territory (including on a country-by-country basis) to a Designee of its choosing, to the exclusion of Licensee in such Territory or portion thereof, provided that Licensee agrees that it will indemnify Genentech for any failure of performance on the part of such Designee. An entity that simply acts to co promote or to co-market Licensed Product supplied by Licensee shall not be considered a Designee and Licensee may co-promote or co-market such Licensed Product with such entity in a given country or countries, provided that (i) both Licensee and such entity obtain Licensed Products from the same manufacturing source, (ii) only one such entity shall be permitted to copromote or co-market the same Licensed Product in a given country, and (iii) Licensee shall be responsible for the payment of royalties on Net Sales of Licensed Products by such entity and for all other acts of such entity as if such acts were those of the Licensee.

2.03. No Other License. Licensee understands and agrees that no license under any patent or application other than Licensed Patents is or shall be deemed to have been granted under this Amended Agreement, either expressly or by implication.

2.04. Cross License. Licensee hereby grants to Genentech a nonexclusive license to make, use and sell Licensed Products within the Field and Territory under any patents granted or based upon patent applications of Licensee which were pending as of the Effective Date (as to each Antigen) which Licensee owns or controls with the power to grant a nonexclusive license to Genentech and which would otherwise block the ability of Genentech or its Designee to make, use or sell Licensed Products within the Field and Territory. After the date of this Amended Agreement, Licensee shall not grant to any third party without the prior written consent of Genentech an exclusive license relating to the manufacture, use or sale of Licensed Products except with the reservation of Licensee’s right to grant to Genentech the license contemplated under this Section 2.04. Licensee does not grant to Genentech a license under Licensee’s confidential knowhow relating to Licensed Products, nor is Licensee obliged to disclose such knowhow to Genentech. Any license granted under this Section 2.04 shall survive termination of this Amended Agreement for any reason except termination for breach by Genentech.

2.05. Licenses Separately Available. Licensee acknowledges that separate licenses under Chimera Patents and Coexpression Patents were available from Genentech upon request prior to entering into the Original Agreement, but that for reasons of convenience the licenses have been combined in this Amended Agreement Licensee further acknowledges that it was not coerced to enter into a license under either one of Chimera or Coexpression Patents as a condition to obtaining a license under the other, and that the licenses hereunder were not offered as a mandatory package.

2.06. Right to Grant Sublicense for Zevalin Product.

(a) In addition to the rights and obligations provided in Section 2.02, Licensee shall have the right, pursuant to this Section 2.06, to sublicense all or part of its rights hereunder to make, use, and sell Zevalin Product for all or part of the Territory to a Designee, provided that Licensee shall always be responsible for (i) the payment of royalties on Net Sales of Zevalin Product by such Designee (or Designee Afftliate) required hereunder, to the extent that such Designee (or Designee Affiliate) fails to pay such royalties, and for (ii) all other obligations of such Designee (or Designee Affiliate) under this Amended Agreement with respect to the Zevalin Product, as if such obligations were those of Licensee.

(b) A sublicense granted under this Section 2.06 in respect of Zevalin Product shall not be further sublicenseable or sublicensed; provided however, that such Designee shall be permitted to sublicense to such Designee’s Affiliates (each a “Designee Affiliate”), and to contract with any party to have such party perform activities to facilitate the development and commercialization of Zevalin Product on behalf of such Designee, including without limitation to manufacture, finish, fill and/or ship Zevalin Product for such Designee (hereinafter a “Third Party Contractor”). Any Designee Affiliate shall be subject to the terms of any sublicense granted pursuant to this Section 2.06 and such Designee (and Licensee) shall remain jointly and severally responsible for all obligations to Genentech under such sublicense. Such Third Party Contractor shall only have the right to perform such activities on behalf of such Designee, shall have no right under the license granted hereunder to use Zevalin Product in any other way and shall have no right to sell, offer for sale, import or export Zevalin Product, except to or on behalf of such Designee.

(c) Furthermore, any sublicense pursuant to this Section 2.06 shall provide that such Designee is bound to at least the same limitations and restrictions as the limitations and restrictions of this Amended Agreement on Licensee, including, without limitation, the provisions of Section 7.06, and the grant to Licensee of audit rights similar to Genentech’s audit rights under Section 4.01 of this Amended Agreement, for which Licensee shall obtain the consent of any such Designee for Genentech to enforce such audit rights to the full force and effect of Licensee’s rights under any sublicense pursuant to this Section 2.06. Licensee shall notify Genentech in writing promptly after the grant of a sublicense pursuant to Section this 2.06 to any Designee (including in such notice the name and address of the Designee). No later than each anniversary of the date of this Amended Agreement, Licensee or Designee shall notify Genentech of any contract that Designee has entered into during the previous 12-month period with a Third Party Contractor pursuant to this Section 2.06, including the name and address of the Third Party Contractor, and identifying the activities performed by such Third Party Contractor.

(d) Genentech may, in its sole discretion and upon written consent, agree to accept payment or performance of any obligations directly from a Designee (or Designee Affiliate) sublicensed pursuant to this Section 2.06.

Article III

FEES AND ROYALTIES

3.01. License Grant Fee. Within thirty (30) days after amendment of Schedule A to add an Antigen thereto, Licensee shall pay to Genentech a non-creditable, non-refundable license grant fee of $[***] per Antigen.

3.02. Minimum Annual Royalties. Licensee shall pay to Genentech a minimum annual royalty for each Antigen on or before January 31 of each year beginning with the third full calendar year after the Effective Date for such Antigen in accordance with the following table:

Full Calendar Year	Minimum Annual Royalty
3	$	[***	]
4	$	[***	]
5	$	[***	]
6 and each subsequent year	$	[***	]

Such payments shall be non-refundable but shall be creditable against earned royalties as provided in Section 3.05. Licensee shall be fully responsible for payment of fees pursuant to this Section 3.02, which payments shall be made by Licensee alone, or in respect of Zevalin Product only, collectively by Licensee and/or by any Designee pursuant to Section 2.06 that pays directly to Genentech.

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

3.03. Earned Royalties.

(a) For Licensed Product falling within the scope of Chimera Patents, Licensee shall pay to Genentech a royalty of [***] percent ([***]%) on Net Sales of such Licensed Product sold by Licensee and its sublicensees. Licensee shall be fully responsible for payment of royalties pursuant to this Section 3.03(a), which payments shall be made by Licensee alone, or in respect of Zevalin Product only, collectively by Licensee and/or by any Designee pursuant to Section 2.06 that pays directly to Genentech.

(b) For Licensed Product falling within the scope of Coexpression Patents, Licensee shall pay to Genentech a royalty of [***] percent ([***]%) on Net Sales of such Licensed Product sold by Licensee and its sublicensees. Licensee shall be fully responsible for payment of royalties pursuant to this Section 3.03(b), which payments shall be made by Licensee alone, or in respect of Zevalin Product only, collectively by Licensee and/or by any Designee pursuant to Section 2.06 that pays directly to Genentech.

(c) The royalties under this Article are cumulative. For example, for Sales of Licensed Product falling within the scope of both Chimera Patents and Coexpression Patents in a given country, the royalty rate shall be a total of [***] percent ([***]%).

3.04. Sales To and Between Sublicensees. No royalties shall be due upon sales of Licensed Products to and between Licensee, its Affiliates, its sublicensees, co-promoting parties or co-marketing parties as permitted under Section 2.02 or Section 2.06 for further sale; provided, however, that the royalty hereunder shall be payable upon the final sale by any of the foregoing to a non-affiliated vendee.

3.05. Credit Against Royalties.

(a) Licensee shall be entitled to reduce each earned royalty payment due under Section 3.03 for a given Antigen by up to [***] percent ([***]%) by applying as a one-time credit (a “3.05(a) Credit”) against such royalty (i) the minimum annual royalty paid for such Antigen for the calendar year for which earned royalties are then due and (ii) an amount equal to the cumulative payments previously made under Section 3.02 for the [***] ([***]) years immediately preceding the calendar year in which Licensee makes its first bona fide commercial sale in the United States, Japan or a country of the European Community of a particular Licensed Product for so long as is necessary to amortize such cumulative payments. Credits earned for one Antigen are not applicable to royalties due for other Antigens. In respect of Zevalin Product, either Licensee or any Designee pursuant to Section 2.06 paying directly to Genentech, but not both Licensee and such Designee, shall be entitled to the same 3.05(a) Credit.

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

(b) Licensee may apply as a credit against royalties owed to Genentech for any Licensed Product pursuant to Section 3.03(a) up to [***] of royalties actually paid during the relevant quarter to any third party for the same Licensed Product pursuant to a license agreement for the third party’s patent rights covering such License Product, including royalties paid to the Medical Research Council with respect to valid and enforceable claims of United Kingdom Patent No. [***] or foreign counterparts thereof (a “3.05(b) Credit”). In respect of Zevalin Product, either Licensee or any Designee pursuant to Section 2.06 paying directly to Genentech, but not both Licensee and such Designee, shall be entitled to the same 3.05(b) Credit.

(c) Licensee may apply as a credit against royalties owed to Genentech for any Licensed Product pursuant to Section 3.03(b) royalties actually paid to Celltech during the relevant quarter for the same Licensed Product if a license under Celltech patents is required in order to lawfully make and sell such Licensed Product (a “3.05(c) Credit”). In respect of Zevalin Product, either Licensee or any Designee pursuant to Section 2.06 paying directly to Genentech, but not both Licensee and such Designee, shall be entitled to the same 3.05(c) Credit.

(d) In no event shall the credits taken pursuant to subparagraphs (a), (b) and (c) of this Section 3.05 taken in the aggregate exceed [***] percent ([***]%) of the royalties owed to Genentech for any reporting quarter.

(e) In no event shall a Designee be entitled to apply as a credit against royalties owed to Genentech for Licensed Product pursuant to Article III of this Amended Agreement royalties or other consideration of any kind paid or payable to Licensee pursuant to Section 2.02 or Section 2.06.

3.06. No Non-Monetary Consideration. Without the prior written consent of Genentech, Licensee and its Affiliates and Designees shall not solicit or accept any consideration for the sale of any Licensed Product other than as will be accurately reflected in Net Sales.

3.07. Reserved.

3.08. Licensee Royalties. For the exercise of the license granted under Section 2.04 Genentech shall pay Licensee a commercially reasonable royalty to be negotiated in good faith between Genentech and Licensee, but in no event shall the royalty rate payable to Genentech exceed that applicable to Licensee hereunder. In respect of Zevalin Product, at Licensee’s sole discretion and upon written consent, Genentech shall pay such commercially reasonable royalty, if any, to a Designee sublicensed pursuant to Section 2.06.

3.09. Partial Waiver of Royalties. Genentech shall waive receipt of royalties that would otherwise be owed by Licensee under this Amended Agreement upon sales of Collaboration Licensed Products in the Co-Promotion Territory as to which sales profits are then being shared by the Parties. Such waiver shall not apply to (i) sales made by Licensee, its agents or its sublicensees outside the Co-Promotion Territory, (ii) sales, if any, as to which profits are not being shared by the Parties or (iii) sales made after termination, for any reason, of the Collaboration Agreement or applicable provisions thereof. Royalties owed by Genentech to third parties in respect of development, manufacture, use or sale of Collaboration Licensed Products in the Co-Promotion Territory shall be dealt with as provided in the Collaboration Agreement.

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

Article IV

RECORDS, REPORTS AND PAYMENTS

4.01. Records Retention. Licensee shall keep and shall cause its sublicensees to keep records of the sales of all Licensed Products in sufficient detail to permit Genentech to confirm the accuracy of Licensee’s royalty calculations. At Genentech’s request and expense, Licensee shall permit an independent certified public accountant appointed by Genentech and acceptable to Licensee to examine, upon reasonable notice and at reasonable times, such records solely to the extent necessary to verify Licensee’s calculations. Such examination shall be limited to a period of time no more than three (3) years immediately preceding the request for examination. If Licensee’s royalties are found to be in error such that royalties to Genentech were underpaid by more than five (5) percent then Licensee shall promptly pay any deficiency, plus interest at the prime rate, to Genentech and reimburse Genentech for its costs in examining such records.

4.02. Reports. Within sixty (60) calendar days after the end of each calendar quarter following Licensee’s or its sublicensee’s first sale of Licensed Product, Licensee shall furnish to Genentech a written report of all sales of Licensed Products subject to royalty under Section 3.03 during such calendar quarter. Such report shall include (i) the determination of Net Sales as specified in Section 1.11; (ii) detailed itemization of the credits taken pursuant to Section 3.05; and (iii) the royalty payment then due.

4.03. Payments. Concurrently with each report pursuant to Section 4.02, Licensee shall make the royalty payment then due. Payments shall be in United States dollars and, unless otherwise agreed in writing, shall be made by wire transfer to such bank as Genentech may from time to time designate in writing, without set-off and free and clear of and without any deduction or withholding for or on account of any taxes, duties, levies, imposts, fees or charges except for withholding required by tax authorities for income taxes on royalties actually payable to Genentech after application of the credits permitted by Sections 3.05. Licensee shall make any withholding payments due on behalf of Genentech and shall promptly provide Genentech with official tax receipts or other written documentation sufficient to enable Genentech to satisfy the United States tax authorities with respect to Genentech’s application for a foreign tax credit for such payment.

4.04. Currency Conversion. Royalties due on Net Sales of Licensed Products made in currency other than United States dollars shall first be calculated in the foreign currency and then converted to United States dollars on the basis of the rate of exchange in effect for purchase of dollars published in The Wall Street Journal on the last business day of the period for which royalties are due.

Article V

LIABILITY

5.01. Indemnification. Licensee shall defend, indemnify and hold Genentech harmless against any and all liability, damage, loss, cost or expense resulting from any claim, suit or other action arising out of or based on the manufacture, use or sale of any Licensed Product by Licensee, it sublicensees or co-promoting or co-marketing entities pursuant to Section 2.02 and Section 2.06; provided, however, that upon the filing of any such claim or suit, Genentech shall promptly notify Licensee and permit Licensee, at Licensee’s cost, to handle and control such claim or suit and shall cooperate in the defense thereof.

Article VI

PATENT INFRINGEMENT

6.01. Notification of Infringement. Licensee shall notify Genentech of any infringement by third parties of any patent within Licensed Patents of which Licensee is aware and shall provide Genentech with the available evidence, if any of such infringement.

6.02. Enforcement of Licensed Patents. Genentech shall retain the sole right, at its sole discretion and expense, to enforce Licensed Patents against third party infringers.

6.03. No Warranty of Non-Infringement. Nothing in this Amended Agreement shall be construed as a representation made or warranty given by Genentech that the practice by Licensee or its sublicensees of the license granted hereunder will not infringe the patent rights of any third party.

Article VII

TERM AND TERMINATION

7.01. Term. This Amended Agreement shall come into force as of the date hereof and shall continue in full force and effect on a country-by-country basis unless earlier terminated as provided herein or until the expiration of the last to expire of the Licensed Patents.

7.02. Termination for Breach. Genentech shall have the right to terminate this Amended Agreement and the licenses granted hereunder upon thirty (30) days’ written notice to Licensee for Licensee’s material breach of this Amended Agreement if Licensee has failed to cure such breach within thirty (30) days of notice thereof.

7.03. Insolvency. Either party may terminate this Amended Agreement if, at any time, the other Party shall file in any court pursuant to any statute of any individual state or country, a petition in bankruptcy, insolvency or for reorganization or for an agreement among creditors or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

7.04. Termination by Licensee. Licensee may terminate this Amended Agreement in its entirety or with respect to one or more Antigens at any time upon six (6) months’ written notice to Genentech.

7.05. Effect of Termination. Termination of this Amended Agreement in whole or in part for any reason shall not relieve Licensee of its obligations to pay all fees and royalties that shall have accrued hereunder prior to the effective date of termination. Termination of this Amended Agreement as to Licensee shall result in the termination of the licenses of Licensee and all sublicensees of Licensee. The provisions of Sections 2.04 and 3.08 shall survive termination of this Amended Agreement for any reason except termination for breach by Genentech.

7.06. Challenge to Licensed Patents

(a) The Parties acknowledge and agree that they are entering the Amended Agreement in lieu of enforcing their respective statutory rights, defenses and remedies under relevant laws, including without limitation under 35 USC 271 and 285 (collectively “the Statutory Patent Rights”). By entering the Amended Agreement each Party waives its Statutory Patent Rights in favor of proceeding under the terms of the Amended Agreement. Each Party further acknowledges that each and every term in the Amended Agreement, including but not limited to the fees, milestones and royalties set forth in Article III herein, reflects the value of avoiding the risk of loss associated with litigating the Statutory Patent Rights and the risk of being subject to certain statutory rights, defenses and/or remedies.

(b) The Parties acknowledge and agree that: (i) Genentech may terminate the Amended Agreement, at Genentech’s sole and absolute discretion, in the event Licensee challenges, directly or indirectly, the validity, scope, patentability or enforceability of any claim within the Licensed Patents in a court or patent office or other governmental agency; and (ii) Genentech may require Licensee to, and Licensee shall, terminate any sublicense granted by Licensee hereunder, at Genentech’s sole and absolute discretion, in the event the applicable sublicensee hereunder challenges, directly or indirectly, the validity, scope, patentability or enforceability of any claim within the Licensed Patents in a court or patent office or other governmental agency. In the event of any such termination pursuant to this Section 7.06(b), any royalty or other payment owed to Genentech prior to such termination shall be non-refundable.

(c) Further, in the event Licensee or a sublicensee hereunder files an action seeking a declaration of patent invalidity and/or unenforceability with respect to any Licensed Patent, then: (i) Licensee shall, with respect to any action filed by Licensee, bear all of Genentech’s fees, costs and expenses associated with litigating such action, including the fees, costs and expenses associated with any appeals; and (ii) such sublicensee shall, with respect to any action filed by such sublicensee, be required to bear all of Genentech’s fees, costs and expenses associated with litigating such action, including the fees, costs and expenses associated with any appeals.

(d) The Parties further agree that: (i) in the event Licensee or a sublicensee hereunder files, directly or indirectly, to challenge the validity, scope, patentability or enforceability of any claim within the Licensed Patents in a court or patent office or other governmental agency, then on the date of such filing and thereafter during the Term: (x) Licensee shall, in the event of any action filed by Licensee, pay a modified royalty rate with respect to Licensed Product sold by Licensee calculated by multiplying the royalty rate in Section 3.03 by the value [***] ([***]); and (y) such sublicensee shall, in the event of any action filed by such sublicensee, pay a modified royalty rate with respect to Licensed Product sold by such sublicensee calculated by multiplying the royalty rate in Section 3.03 by the value [***] ([***]); and (ii) such modified royalty rates reflect additional consideration to Genentech for Licensee’s or sublicensee’s decision, as applicable, to exercise Licensee’s or sublicensee’s Statutory Patent Rights notwithstanding the Amended Agreement.

Article VIII

MISCELLANEOUS PROVISIONS

8.01. Limitations on Assignments. Neither this Amended Agreement nor any interests hereunder shall be assignable by either Party without the written consent of the other; provided, however, that either Party may assign this Amended Agreement to any corporation or entity with which it may merge or consolidate, or to which it may transfer substantially all of its assets or all of its assets to which this Amended Agreement relates without obtaining the consent of the other Party.

8.02. Jurisdiction and Choice of Laws. This Amended Agreement shall be interpreted and construed under the laws of California, and Licensee agrees to submit to the jurisdiction of California.

8.03. Relationship of the Parties. Nothing in this Amended Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, fiduciary, or joint venture relationship between the Parties.

8.04. Further Acts and Instruments. Each Party hereto agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate to effect the purpose and intent of this Amended Agreement.

8.05. Entire Agreement. This Amended Agreement constitutes and contains the entire agreement of the Parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties respecting the subject matter hereof; provided, however, that this Amended Agreement shall not be deemed to modify or supersede any of the provisions of the Collaboration Agreement in any respect. This Amended Agreement may be amended or modified or one or more provisions thereof waived only by a written instrument signed by the Parties.

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

8.06. Severability. If in any jurisdiction any one or more of the provisions of this Amended Agreement should for any reason be held by any court or authority having jurisdiction over this Amended Agreement or any of the Parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly approximate the intent of the Parties as possible and if unreformable, the Parties shall meet to discuss what steps should be taken to remedy the situation; in other jurisdictions, this Amended Agreement shall not be affected.

8.07. Captions. The captions to this Amended Agreement are for convenience only and are to be of no force or effect in construing and interpreting the provisions of this Amended Agreement.

8.08. WARRANTIES. The Parties represent and warrant that they have the power to enter into this agreement. OTHERWISE, THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE LICENSED PATENTS OR NON-INFRINGEMENT OF THE PATENTS OR OTHER RIGHTS OF ANY THIRD PARTY.

8.09. Notices. Any notice, request, approval or other document required or permitted to be given under this Amended Agreement shall be in writing and shall be deemed to have been sufficiently given when delivered in person, transmitted by telex, telecopier, telegraph, or deposited in the mail, postage prepaid, for mailing by first class, certified or registered mail, receipt requested, addressed as follows:

If to Licensee, addressed to:

Biogen Idec Inc.

14 Cambridge Place

Cambridge, MA 02142

Attn: General Counsel

If to Genentech, addressed to:

Genentech, Inc.

1 DNA Way

South San Francisco, CA 94080

Attn: Corporate Secretary

or to such other address or addresses as may be specified from time to time in a written notice.

8.10. Wire Transfer of Funds. Unless otherwise specified in writing, all payments by Licensee required hereunder shall be made by wire transfer at the direction of Genentech.

IN WITNESS WHEREOF, Genentech and Licensee have caused this Amended Agreement to be executed by their duly authorized representatives.

For BIOGEN IDEC INC.

By:	/s/ Faheem Hasnain
Title:	EVP

For GENENTECH, INC.

By:	/s/ signature illegible
Title: